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                                                                    Exhibit 99.1

                  OWOSSO CORPORATION REPORTS NASDAQ DELISTING

WATERTOWN, NY, July 8 - Owosso Corporation (Nasdaq: OWOS) today announced that it has been notified that its common stock will be delisted from the Nasdaq SmallCap Market effective with the close of business on Tuesday, July 8, 2003. The delisting was a result of the market value of Owosso's publicly held shares falling below $1,000,000.

Owosso's common stock will be eligible for trading, and is expected to trade, on the Over-the-Counter Bulletin Board (OTCBB) with open of business on July 9, 2003. The OTCBB is a regulated quotation service that displays real-time quotes, last sale price, and volume information in over-the-counter equity securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a sophisticated computer network. Investors work through a broker/dealer to trade OTCBB securities. Information regarding the OTC Bulletin Board, including stock quotations, can be found on the internet at www.otcbb.com. Owosso's ticker symbol will remain "OWOS" on the OTCBB; however, some internet quotation services add an "OB" to the end of the symbol for the purpose of providing stock quotes (e.g. OWOS.OB).

"While the decision by Nasdaq is disappointing, it was not unexpected, and we do not believe it will impact our current business strategy," said George B. Lemmon, Jr., Owosso's Chairman, Chief Executive Officer and President. "Management's focus has been and continues to be on growing the business at Stature Electric, the company's remaining segment," said Mr. Lemmon.

Owosso is a manufacturer of fractional and integral horsepower motors, gear motors, and motor part sets.

This press release contains forward-looking statements regarding the company's expectations regarding trading of the company's common stock and the effect of the delisting on the company's business. All forward-looking statements are subject to risk and uncertanities that could cause actual result to differ materially from those projected. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, adverse developments in economic factors influencing the real estate market, manufacturing sector of the economy or the additional factors discussed in the Company's Annual Report on Form 10-K for the year ended October 27, 2002 and Quarterly Report on Form 10-Q for the quarter ended April 27, 2003, in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."